Exhibit 3.1

Amendment No. 1 to

Amended and Restated By-Laws

of

Cheniere Energy, Inc.

WHEREAS, Cheniere Energy, Inc. (the “Company”) has heretofore adopted and approved the Company’s Amended and Restated By-laws (the “Amended and Restated By-laws”); and

WHEREAS, the Company desires to further amend the Amended and Restated By-laws;

NOW, THEREFORE, the Amended and Restated By-laws are hereby amended, effective as of March 1, 2005, as follows:

1. Section 2.7 of the Amended and Restated By-laws is hereby amended to read in its entirety as follows:

“SECTION 2.7. Voting. Each Stockholder shall be entitled to one vote for each Share held of record by such Stockholder. Except as otherwise provided by law or the Certificate of Incorporation, when a quorum is present at any meeting of Stockholders, the vote of the recordholders of a majority of the Shares entitled to vote thereat, present in person or by proxy, shall decide any question brought before such meeting.”

2. Except as modified herein, the Amended and Restated By-laws are hereby specifically ratified and affirmed.